UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

Current Report
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2018

Lancaster Colony Corporation
(Exact name of registrant as specified in its charter)

Ohio	000-04065	13-1955943
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

380 Polaris Parkway, Suite 400 Westerville, Ohio		43082
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	614-224-7141

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement
On November 28, 2018, Sister Schubert’s Homemade Rolls, Inc. (“SSHR”), an indirect wholly-owned subsidiary of Lancaster Colony Corporation (the “Company”), entered into a Design/Build Agreement (the “Agreement”) with Shambaugh and Son, LP (“Shambaugh”) under which Shambaugh will design, coordinate and build additional frozen roll manufacturing and warehousing capacity for the SSHR facility in Hart County, Kentucky (the “Project”). The Project will result in an expansion of the current facility footprint and freezer space. Subject to certain conditions in the Agreement, SSHR will pay Shambaugh no more than the guaranteed maximum price of approximately $40 million for the Project. The Agreement contains other terms and conditions that are customary for this type of project. The Project is expected to be completed by December 2019.
The foregoing description does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement, a copy of which will be filed with the U.S. Securities and Exchange Commission as an exhibit to the Company’s next periodic report.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
LANCASTER COLONY CORPORATION
(Registrant)

Date: November 29, 2018	By: /s/ DOUGLAS A. FELL
Douglas A. Fell
Vice President, Assistant Secretary and
Chief Financial Officer
(Principal Financial and Accounting Officer)